Exhibit 99.(k)(11)(v)

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made as of this 9th day of February, 1999 (“Agreement”) by and between The Chile Fund, Inc., a Maryland corporation (the “Company”), and Enrique R. Arzac (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee currently serves as a director of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such director, the Company has agreed to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.                                            Definitions.  For purposes of this Agreement:

(a)                                  “Board of Directors” means the Board of Directors of the Company.

(b)                                 “Corporate Status” means the status of a person as a director, officer, employee or agent of the Company.

(c)                                  “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by Indemnitee and who is not an “interested person” of the Company as that term is defined by Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(d)                                 “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(e)                                  “Independent Counsel” means a law firm, or a member of a law firm, other than a law firm or a member of a law firm that has previously served as Independent Counsel pursuant to the terms of this Agreement, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Independent Counsel shall be selected by the Indemnitee and approved by the Board of Directors (which approval shall not be unreasonably withheld).  In the event that the Board of Directors does not approve Indemnitee’s selection within 30 days of written notice by Indemnitee of his selection, Indemnitee may select a law firm: (a) having 100 or more attorneys and (b) rated “AV” by Martindale-Hubbell Law Directory, to act as Independent Counsel for purposes of this Agreement.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(f)                                    “MGCL” means the Maryland General Corporation Law.

(g)                                 “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 9 of this Agreement to enforce his rights under this Agreement.

Section 2.                                            Services by Indemnitee.  Indemnitee agrees to continue to serve as a director of the Company and may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position, but Indemnitee shall nevertheless retain all rights provided under this Agreement.

Section 3.                                            Indemnification — General.  The Company shall indemnify, and advance Expenses to, Indemnitee (a) as specifically provided in this Agreement and (b) otherwise to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time; provided, however, that no change in applicable law shall have the effect of reducing the benefits available to Indemnitee hereunder based on applicable law as in effect on the date hereof.  The rights of Indemnitee provided in this Section shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 4.                                            Proceedings Other Than Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company.  Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with a Proceeding by reason of his Corporate Status, to the maximum extent permitted by Maryland law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater, including any additional indemnification permitted by Section 2-418(g) of the MGCL.

Section 5.                                            Proceeding by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his Corporate Status, he is made a party to any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 5,

Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding, to the maximum extent permitted by Maryland law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater, including any additional indemnification permitted by Section 2-418(g) of the MGCL

Section 6.                                            Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.  Without limiting any other rights of Indemnitee in this Agreement, if Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7.                                            Advancement of Expenses.  The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party, within five days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by (a) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and (b) a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that such standard of conduct has not been met or as required by Section 6 if Indemnitee is not wholly successful.  Furthermore, any such advancement shall be subject to the requirements and limitations of section 17(h) of the Investment Company Act and any interpretation thereunder by the Securities and Exchange Commission or its staff.

Section 8.                                            Procedure for Determination of Entitlement to Indemnification.

(a)                                  To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)                                 Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) by a final decision on the merits by a court that the Indemnitee was not liable by reason of active and deliberate dishonesty, willful misfeasance, bad faith, gross negligence, or reckless disregard of his duties as a director (“disabling conduct”), provided in that no such decision may have been rendered in an action for which the Indemnitee seeks indemnification under this Agreement, or (ii) by a reasonable determination, based upon a review of the facts, that the Indemnitee was not liable by reason of disabling conduct by either (a) the vote of a majority of a quorum of the Disinterested Directors of the Company, or (b) Independent Counsel in a written opinion.  If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination.  Indemnitee shall cooperate with the person making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or expenses (including, reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination, in response to a request by such person, shall be borne by the Company (irrespective of the  determination as to Indemnitee’s entitlement to indemnification).

Section 9.                                            Remedies of Indemnitee.

(a)                                  In the event that (i) a determination is made pursuant to Section 8 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 6 within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Maryland, or in any other court of competent jurisdiction, of this entitlement to such indemnification or advancement of Expenses.  Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association.  Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days after the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 9.

(b)                                 In the event that Indemnitee, pursuant to Section 9(b), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein.  If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 10.                                      Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a)                                  The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or Bylaws of the Company, any agreement, a vote of stockholder or a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b)                                 To the extent that the Company maintains liability insurance for directors, officers, employees, or agents of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available (including coverage after Indemnitee is no longer serving in a Corporate Status for acts and omissions while serving in a Corporate Status) for any such director, officer, employee or agent under such policy or policies.

(c)                                  In the event of any payment under this agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights,

(d)                                 The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)                                  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be liable for indemnification or advance of Expenses in connection with any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

Section 11.                                      Duration of Agreement.  This Agreement shall continue until and terminate ten years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, or agent of the Company; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any proceeding then pending in respect of which Indemnitee is granted rights to indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 9 relating thereto.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

Section 12.                                      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to ‘the intent manifested thereby.

Section 13.                                      Exception to Right of Indemnification or Advancement of Expenses.

(a)                                  Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless the bringing of such Proceeding or making of such claim shall have been approved by a vote of the Board of Directors as required by the Company’s Bylaws.

(b)                                 Notwithstanding any other provision of this Agreement, the Company shall not be liable to indemnify Indemnitee against any liability to the Company or its stockholders to which Indemnitee (other than a Proceeding under Section 9(a) of this Agreement) would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of Indemnitee’s duties, or by reason of Indemnitee’s reckless disregard of his obligations and duties as a director or officer of the Company.

Section 14.                                      Identical  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 15.                                      Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 16.                                      Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 17.                                      Notice by Indemnitee.  Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder.

Section 18.                                      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business; day after the date on which it is mailed to the last know address of the party to whom it is being sent, or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 19.                                      Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland.

Section 20.                                      Miscellaneous.  Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE CHILE FUND, INC.

By:	/s/ William W. Priest, Jr.
William W. Priest, Jr.
Chairman of the Board

/s/ Enrique R. Arzac
Enrique R. Arzac
Director